Health Outcomes Management, Inc. and Subsidiaries
CALCULATION OF EARNINGS PER SHARE (1)
Years ended February 29, 1996, February 28, 1995 and February 28, 1994


                                                     1996         1995         1994
                                               ----------   ----------   ----------
Earnings used in calculations:

Net income used in per
    share calculation                          $   95,615   $   10,995   $   94,331
                                               ==========   ==========   ==========



Shares used in calculation:

  Average number of shares outstanding          8,081,426    7,824,289    7,599,274

  Additional shares issuable assuming ex-
      ercise of outstanding stock options         467,176      322,903      477,106

  Additional shares issuable assuming ex-
      ercise of outstanding warrants              172,381      176,731      210,385

  Additional shares issuable assuming
   conversion of Convertible Preferred Stock         --        650,685    1,250,000
                                               ----------   ----------   ----------

Weighted average number of common and
  common equivalent shares outstanding          8,720,983    8,974,608    9,536,765
                                               ==========   ==========   ==========

Income per common share                               .01          .00          .01
                                               ==========   ==========   ==========


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(1) Earnings per share assuming full dilution are not different from primary earnings per share.